UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 (No. 333-94553)
Post-Effective Amendment No. 1 (No. 33-32888)
Post-Effective Amendment No. 1 (No. 33-43253)
Post-Effective Amendment No. 2 (No. 33-53388)
Post-Effective Amendment No. 2 (No. 33-53660)
Post-Effective Amendment No. 1 (No. 33-88248)
Post-Effective Amendment No. 2 (No. 33-89920)
Post-Effective Amendment No. 2 (No. 33-89922)
Post-Effective Amendment No. 1 (No. 333-63276)
Post-Effective Amendment No. 2 (No. 33-61021)
Post-Effective Amendment No. 1 (No. 333-96781)
Post-Effective Amendment No. 1 (No. 333-85560)
Post-Effective Amendment No. 1 (No. 333-56412)
Post-Effective Amendment No. 1 (No. 333-66626)
Post-Effective Amendment No. 1 (No. 33-60964)

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERDIGITAL, INC.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	23-1882087
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

781 Third Avenue

King of Prussia, PA 19406-1409

(Address of Principal Executive Offices)

(610) 878-7800

(Registrant’s telephone number, including area code)

Non-Qualified Stock Option Plan

Incentive Stock Option Plan

1992 Non-Qualified Stock Option Plan

1992 Incentive Stock Option Plan

1992 Employee Stock Option Plan

1995 Stock Option Plan for Employees and Outside Directors

Employee Stock Purchase Plan

1997 Stock Option Plan for Non-Employee Directors

1999 Restricted Stock Plan

2000 Stock Award and Incentive Plan

2002 Stock Award and Incentive Plan

Savings and Protection Plan

(Full Titles of the Plans)

Lawrence F. Shay, Chief Legal Officer and Government Affairs

InterDigital, Inc.

781 Third Avenue

King of Prussia, Pennsylvania 19406-1409

(610) 878-7800

(Name and Address, including Zip Code, and Telephone Number, including Area Code of Agent For Service)

EXPLANATORY NOTE

InterDigital, Inc., a Pennsylvania corporation (the “Registrant” or “Company”), files this Post-Effective Amendment to the Registration Statements on Form S-8 (this “Amendment”) as the successor registrant to InterDigital Communications Corporation (“Predecessor Registrant”), in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”). This Amendment is a result of Predecessor Registrant engaging in a holding company reorganization.

Pursuant to an Agreement and Plan of Merger dated July 2, 2007 (the “Merger Agreement”), by and among Predecessor Registrant, Registrant and ID Merger Company, a Pennsylvania corporation (the “Merger Sub”), Predecessor Registrant reorganized into a holding company structure whereby Registrant became a holding company as the sole shareholder of Predecessor Registrant. The holding company organizational structure was effected by a merger pursuant to Section 1924(b)(4) of the Pennsylvania Business Corporation Law of 1988, as amended, which provides for the formation of a holding company structure without a vote of shareholders (the “Merger”).

Immediately prior to the Merger, Registrant was a direct, wholly-owned subsidiary of Predecessor Registrant and Merger Sub was a direct, wholly-owned subsidiary of Registrant. In the Merger, Merger Sub merged with and into Predecessor Registrant, with Predecessor Registrant constituting the surviving corporation. Registrant and Merger Sub were organized for the sole purpose of implementing the holding company reorganization.

In accordance with the terms of the Merger Agreement, each outstanding share of Predecessor Registrant’s common stock, par value $0.01 per share (the “Predecessor Registrant Common Stock”), was converted into one share of Registrant common stock, par value $0.01 per share (the “Registrant Common Stock”). As a result of the Merger, each shareholder of Predecessor Registrant became a holder of Registrant Common Stock evidencing the same proportional interests in Registrant and having the same designations, rights and preferences and qualifications, limitations and restrictions as those securities that such shareholder held in Predecessor Registrant.

In addition, as part of the Merger, Registrant has assumed all of Predecessor Registrant’s obligations under the following plans (the “Compensation Plans”):

•	Non-Qualified Stock Option Plan,

•	Incentive Stock Option Plan,

•	1992 Non-Qualified Stock Option Plan,

•	1992 Incentive Stock Option Plan,

•	1992 Employee Stock Option Plan,

•	1995 Stock Option Plan for Employees and Outside Directors,

•	Employee Stock Purchase Plan,

•	1997 Stock Option Plan for Non-Employee Directors,

•	1999 Restricted Stock Plan,

•	2000 Stock Award and Incentive Plan,

•	2002 Stock Award and Incentive Plan, and

•	InterDigital Savings and Protection Plan.

Each outstanding option to purchase Predecessor Registrant Common Stock and each other right to receive Predecessor Registrant Common Stock under the Compensation Plans will convert into an option to purchase or right to receive the same number of shares of Registrant Common Stock, with the same rights and conditions as the corresponding Predecessor Registrant option and other rights to receive Predecessor Registrant Common Stock under the Compensation Plans prior to the Merger.

This Post-Effective Amendment to Form S-8 pertains to the adoption by Registrant of the following Registration Statements (collectively, the “Registration Statements”):

i.	No. 333-94553 originally covering 1,500,000 shares of common stock (1997 Stock Option Plan for Non-Employee Directors);

ii.	No. 33-32888 originally covering 2,400,000 shares of common stock (Non-Qualified Stock Option Plan and Incentive Stock Option Plan);

iii.	No. 33-43253 originally covering 2,650,000 shares of common stock (Non-Qualified Stock Option Plan and Incentive Stock Option Plan);

iv.	No. 33-53388 originally covering 2,035,600 shares of common stock (1992 Non-Qualified Stock Option Plan);

v.	No. 33-53660 originally covering 600,000 shares of common stock (1992 Incentive Stock Option Plan);

vi.	No. 33-88248 originally covering 500,000 shares of common stock (1992 Employee Stock Option Plan);

vii.	No. 33-89920 originally covering 1,500,000 shares of common stock (1992 Employee Stock Option Plan);

viii.	No. 33-89922 originally covering 750,000 shares of common stock (Non-Qualified Stock Option Plan);

ix.	No. 333-63276 originally covering 3,500,000 shares of common stock (1999 Restricted Stock Plan);

x.	No. 33-61021 originally covering 4,000,000 shares of common stock (1995 Employee Stock Option Plan);

xi.	No. 333-96781 originally covering 1,000,000 shares of common stock (Employee Stock Purchase Plan);

xii.	No. 33-60964 originally covering 1,000,000 shares of common stock (Employee Stock Purchase Plan);

xiii.	No. 333-85560 originally covering 1,500,000 shares of common stock (2002 Stock Award and Incentive Program);

xiv.	No. 333-56412 originally covering 7,374,103 shares of common stock (2000 Stock Award and Incentive Plan); and

xv.	No. 333-66626 originally covering 400,000 shares of common stock (Savings and Protection Plan).

In accordance with Rule 414 under the Securities Act, Registrant, as the successor registrant to Predecessor Registrant, hereby expressly adopts the Registration Statements as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. Registration fees were paid at the time of filing the original Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 2 (No. 333- 94553), Post-Effective Amendment No. 1 (No. 33-32888), Post-Effective Amendment No. 1 (No. 33-43253), Post-Effective Amendment No. 2 (No. 33-53388), Post-Effective Amendment No. 2 (No. 33-53660), Post-Effective Amendment No. 1 (No. 33-88248), Post-Effective Amendment No. 2 (No. 33-89920), Post-Effective Amendment No. 2 (No. 33-89922), Post-Effective Amendment No. 1 (No. 333-63276), Post-Effective Amendment No. 2 (No. 33-61021), Post-Effective Amendment No. 1 (No. 333-96781), Post-Effective Amendment No. 1 (No. 333-85560), Post-Effective Amendment No. 1 (No. 333-56412), Post-Effective Amendment No. 1 (No. 333-66626) and Post-Effective Amendment No. 1 (No. 33-60964) to Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Commonwealth of Pennsylvania, on September 4, 2007.

INTERDIGITAL, INC.

By:	/s/ William J. Merritt
William J. Merritt
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints William J. Merritt his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments have been signed by the following persons in the capacities and on the date indicated.

/s/ D. Ridgely Bolgiano		/s/ Harry G. Campagna
Name:	D. Ridgely Bolgiano	Name:	Harry G. Campagna
Title:	Director	Title:	Chairman of the Board of Directors
Date:	September 4, 2007	Date:	September 4, 2007

/s/ Steven T. Clontz		/s/ Edward B. Kamins
Name:	Steven T. Clontz	Name:	Edward B. Kamins
Title:	Director	Title:	Director
Date:	September 4, 2007	Date:	September 4, 2007

/s/ Robert S. Roath		/s/ Robert W. Shaner
Name:	Robert S. Roath	Name:	Robert W. Shaner
Title:	Director	Title:	Director
Date:	September 4, 2007	Date:	September 4, 2007

/s/ William J. Merritt		/s/ Scott A. McQuilkin
Name:	William J. Merritt	Name:	Scott A. McQuilkin
Title:	Director, President and Chief Executive Officer	Title:	Chief Financial Officer
Date:	September 4, 2007	Date:	September 4, 2007

Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan Administrator of the InterDigital Savings and Protection Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Commonwealth of Pennsylvania on September 4, 2007.

INTERDIGITAL SAVINGS AND PROTECTION PLAN

/s/ William J. Merritt
By:	InterDigital, Inc. as Plan Administrator
Name:	William J. Merritt
Title:	President and Chief Executive Officer